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                          [KPMG LETTERHEAD]


                         ACCOUNTANTS' CONSENT


The Board of Directors
Med-Emerg International Inc.


We consent to the use of our audit report dated April 22, 1996 (except for note 14 which is as at January 27, 1997) on the consolidated balance sheets of Med-Emerg International Inc. as at December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and changes in financial position for each of the years in the three-year period ended December 31, 1995 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG


Mississauga, Ontario, Canada
February 14, 1997